TECHNOLOGY TRANSFER AND LICENSE AGREEMENT


     This TECHNOLOGY TRANSFER AND LICENSE AGREEMENT, dated as of January 1, 1994, is between Sepracor Inc., a Delaware corporation ("Sepracor"), and BioSepra Inc., a Delaware corporation ("BioSepra").


                                R E C I T A L S:

     A. Sepracor is willing to transfer and license to BioSepra, and BioSepra desires to acquire and license from Sepracor, certain technology and intellectual property and rights thereto for the purpose of allowing BioSepra to develop and market products using such technology and intellectual property and rights thereto.

     B. In the future, Sepracor may develop certain inventions, improvements, processes or know-how, or Sepracor may obtain technology or patents or other proprietary rights useful in the business of BioSepra, and, in each such case, Sepracor is willing to grant to BioSepra a license or sublicense to use such developments, technology or rights.

     C. Sepracor is willing to transfer to BioSepra, and BioSepra desires to acquire from Sepracor, all of the outstanding capital stock of Sepracor S.A., a wholly-owned subsidiary of Sepracor.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sepracor and BioSepra hereby agree as follows:

     1. Definitions. As used herein, capitalized terms have the respective meanings set forth in Schedule A attached hereto and incorporated herein by reference.

     2. Transfers.

        2.1. Transfer of Technology. Subject to the terms and conditions of this Agreement, Sepracor hereby transfers and assigns to BioSepra all of Sepracor's right, title and interest to the Sepracor Technology and the assets and equipment to be set forth in a separate letter agreement between the parties (the "Letter Agreement").

        2.2. Transfer of Sepracor, S.A. Subject to the terms and conditions of this Agreement, effective as of the date hereof, Sepracor shall transfer and assign to BioSepra, and BioSepra shall acquire from Sepracor, all of the outstanding capital stock of Sepracor S.A. in accordance with the Stock Transfer Agreement attached hereto as Exhibit A.

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     3. Licenses and Right of First Refusal.

        3.1. Grant of License to BioSepra. Subject to the terms and conditions of this Agreement, Sepracor hereby grants to BioSepra a perpetual, royalty-free and exclusive right and license, including the right to grant sublicenses, to Improvements for use in the BioSepra Field.

        3.2. Third-Party Licenses. To the extent that any Sepracor Technology or Improvements assigned or licensed to BioSepra hereunder consist of rights of Sepracor under an agreement or license with or from a third party, any assignment or license granted to BioSepra hereunder shall be limited to the rights which Sepracor has a right to grant under such agreement or license and otherwise subject to any obligations assumed by Sepracor in consideration of the grant or assignment of such right or license to Sepracor which is to be assigned or sublicensed to BioSepra.

        3.3. Grant of Licenses to Sepracor. Subject to the terms and conditions of this Agreement, BioSepra hereby grants to Sepracor (i) a perpetual, royalty-free and exclusive (against BioSepra and all other Persons) right and license, including the right to grant sublicenses, to the Sepracor Technology for the development, manufacture, use or sale of any products within the Sepracor Field and (ii) a perpetual, royalty-free and nonexclusive right and license, including the right to grant sublicenses, to the Sepracor Technology for the development, manufacture, use or sale of any products outside the BioSepra Field and the Sepracor Field.

        3.4. Right of First Refusal. If Sepracor proposes to sell, or license a third party to sell, any product for use within the BioSepra Field (a "Product"), Sepracor will first provide BioSepra with written notice of such proposal, including all material terms and conditions thereof (the "Product Notice"). For 30 days following receipt of the Product Notice, BioSepra shall have the option to purchase or license from Sepracor the Product upon the terms and conditions set forth in the Product Notice. In the event BioSepra elects to purchase or license the Product from Sepracor, BioSepra shall give written notice of its election to Sepracor within such 30-day period and the parties shall negotiate a mutually agreeable agreement for the purchase or license of the Product. If BioSepra does not elect to purchase or license the Product, Sepracor may, within the 30-day period following the expiration of the option right granted to BioSepra, transfer or license the Product to the proposed transferee or any other transferee, provided that this transfer shall not be on terms and conditions more favorable to the purchaser than those contained in the Product Notice.

        3.5. Termination. The provisions of Sections 3.1 and 3.4 shall terminate upon the earlier of (a) four years after the date hereof or (b) the acquisition of all or substantially all of the business or assets, by merger, sale of assets or otherwise, of either BioSepra or Sepracor, provided, that any licenses or sublicenses

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granted under Section 3.1 shall survive such termination to the extent that they relate to Improvements existing on such date of termination.

     4. BioSepra Common Stock.

        4.1 Issuance. In connection with the transfers and licenses from Sepracor to BioSepra herein, BioSepra shall issue to Sepracor 3,999,999 shares of BioSepra Common Stock.

        4.2 Registration Rights.

            4.2.1 At any time after (i) the expiration of the four year period following the closing of BioSepra's first underwritten public offering of shares of BioSepra Common Stock, or (ii) if later, after BioSepra becomes eligible to file a Registration Statement on Form S-3 (or any successor form~relating to secondary offerings), Sepracor may request BioSepra, in writing, to effect the registration on Form S-3 (or such successor form), of shares of BioSepra Common Stock having an aggregate offering price of at least $1,000,000 (based on the then current public market price). If Sepracor intends to distribute the shares of BioSepra Common Stock by means of an underwriting, Sepracor shall so advise BioSepra in its request. Upon receipt of any such request, BioSepra shall as expeditiously as possible, use its best efforts to effect the registration on Form S-3 (or such successor form) of all shares of BioSepra Common Stock which Sepracor has been requested to so register.

            4.2.2 BioSepra shall not be required to effect more than two registrations in accordance with Section 4.2 of the Agreement. If at the time of any request to register shares of BioSepra Common Stock pursuant to Section 4.2 of the Agreement, BioSepra is engaged in any other activity which, in the good faith determination of BioSepra's Board of Directors, would be adversely affected by the requested registration to the material detriment of BioSepra, then BioSepra may at its option direct that such request be delayed for a period not in excess of six months from the date of commencement of such other material activity, such right to delay a request to be exercised by BioSepra not more than once in any two-year period. Sepracor will pay all Registration Expenses.

     5. Technology; Patent Rights and Disclosure.

        5.1. Technology Transfer. Sepracor shall provide to BioSepra, or a sublicensee designated by BioSepra, reasonable technical assistance and instruction, at BioSepra's or such permitted sublicensee's sole option and expense, in understanding, interpreting and applying Sepracor Technology and Improvements for the purpose of commercially developing products within the BioSepra Field. Sepracor shall make its employees reasonably available for consultation by telephone, or in person at the

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offices of Sepracor, in connection with such assistance and instruction, all at the sole expense of BioSepra or such sublicensee.

        5.2. Patent Rights. Sepracor shall have the exclusive right, at its expense, to prepare, prosecute and maintain patent applications, and to maintain and enforce patents issued thereon with respect to Improvements discovered, developed or otherwise acquired by Sepracor.

        5.3. Cooperation. Each party agrees to cause each of its employees and agents to take all actions and to execute, acknowledge and deliver all instruments or agreements reasonably requested by the other party, and necessary for the perfection, maintenance, enforcement or defense of that party's rights as set forth herein.

        5.4. Confidential Information. Any party receiving Confidential Information shall maintain the confidential and proprietary status of such Confidential Information, keep such Confidential Information and each part thereof within its possession or under its control sufficient to prevent any activity with respect to the Confidential Information that is not specifically authorized by this Agreement, use commercially reasonable efforts to prevent the disclosure of any Confidential Information to any other Person, and use commercially reasonable efforts to ensure that such Confidential Information is used only for those purposes specifically authorized herein; provided, however, that such restriction shall not apply to any Confidential Information which is
(a) independently developed by the receiving party, (b) in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the receiving party, (c) received without an obligation of confidentiality from a third party having the right to disclose such information, (d) released from the restrictions of this Section 5.4 by the express written consent of the disclosing party, (e) disclosed to any permitted assignee, permitted sublicensee or permitted subcontractor of either Sepracor or BioSepra hereunder (if such assignee, sublicense or subcontractor is subject to the provisions of this Section 5.4 or comparable provisions of such other documents), or (f) required by law, statute, rule or court order to be disclosed (the disclosing party shall, however, use commercially reasonable efforts to obtain confidential treatment of any such disclosure). The obligations set forth in this Section 5.4 shall survive for a period of five (5) years from the termination or expiration of this Agreement. Without limiting the generality of the foregoing, Sepracor and BioSepra each shall use commercially reasonable efforts to obtain confidentiality agreements from its respective employees and agents, similar in scope to this Section 5.4, to protect the Confidential Information. Sepracor agrees to treat the Sepracor Technology as Confidential Information of BioSepra. Notwithstanding anything to the contrary herein, Sepracor and BioSepra shall each be deemed to have satisfied its obligations under this Section 5.4 if it protects the Confidential Information of the other party

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with the same degree of care that it uses to protect its own similar
Confidential Information.

        5.5. Permitted Disclosures. Notwithstanding the provisions of Section
5.4 hereof, Sepracor and BioSepra may, to the extent necessary, disclose and use Confidential Information, consistent with the rights of Sepracor and BioSepra otherwise granted hereunder (a) for the purpose of engaging in research and development, conducting clinical testing and marketing programs, or securing institutional or government approval to clinically test or market any product,
(b) for the purpose of sharing clinical trial results and data with third parties conducting clinical trials on, or (c) for the purpose of securing patent protection for an invention within the scope of the Improvements.

     6. Disclaimer of Warranty; Consequential Damages.

        6.1 Disclaimer of Warranty. Nothing in this Agreement shall be construed as a representation made or warranty given by either party hereto that any patents will issue based on pending applications within the Sepracor Technology, or that any such patents which do issue will be valid, or that the practice by the other party hereto of any license granted hereunder, or that the use of any Sepracor Technology and Improvements transferred or licensed hereunder, will not infringe the patent or proprietary rights of any other Person. In addition, except as expressly set forth in Section 7, Sepracor and BioSepra acknowledge that THE TECHNOLOGY IS LICENSED AND TRANSFERRED, AS THE CASE MAY BE, TO BIOSEPRA AND SEPRACOR, RESPECTIVELY, AS IS, AND SEPRACOR AND BIOSEPRA EXPRESSLY DISCLAIM AND HEREBY WAIVE, RELEASE AND RENOUNCE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH TECHNOLOGY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        6.2 Consequential Damages. EXCEPT AS OTHERWISE SET FORTH HEREIN, NEITHER PARTY TO THIS AGREEMENT SHALL BE ENTITLED TO RECOVER FROM THE OTHER ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

     7. PerSeptive Biosystems Legal Proceedings.

        7.1 Legal Proceedings. The parties acknowledge that Sepracor's HyperD chromatography media, and related intellectual property, which is transferred to BioSepra hereunder, is currently the subject of two lawsuits brought by PerSeptive Biosystems, Inc. ("PerSeptive") in October 1993 in the United States District Court for the District of Massachusetts. Such lawsuits, along with any other existing or future claims of PerSeptive or its affiliates which relate to the subject matter of such lawsuits, shall hereinafter be referred to as the "Lawsuits". The

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parties expect that upon transfer of Sepracor's chromatography business to
BioSepra, BioSepra will be added as a defendant in the Lawsuits.

         7.2 Costs and Expenses. Sepracor shall retain sole control of the defense, settlement or compromise of the Lawsuits, provided, however, that neither Sepracor nor BioSepra shall agree to any settlement of the Lawsuits without the express written consent of the other party, which consent shall not be unreasonably withheld or delayed. Sepracor shall pay all costs and expenses related to the conduct of the defense of the Lawsuits. BioSepra shall reimburse Sepracor on a monthly basis for one-half of all such costs and expenses (net of insurance proceeds received by Sepracor) within 20 days of receipt of an invoice therefor.

         7.3 Damages. Any damages, royalties or settlement amount (net of insurance) required to be paid to PerSeptive as a result of the Lawsuits shall be the responsibility of Sepracor to the extent such damages, royalties or settlement amount relate to the sale or development of HyperD media by either party prior to the closing of the initial public offering of shares of BioSepra Common Stock, and any damages, royalties or settlement amount (net of insurance) required to be paid to PerSeptive as a result of the Lawsuits shall be the responsibility of BioSepra to the extent such damages, royalties or settlement amount relate to the sale or development of HyperD media after the closing of the initial public offering of BioSepra Common Stock. Each of Sepracor and BioSepra shall be responsible for one-half of any other damages, royalties or settlement amount (net of insurance) required to be paid to PerSeptive as a result of the Lawsuits. BioSepra may, at its option and expense, have its own counsel participate in any proceeding relating to the Lawsuits. BioSepra shall cooperate with Sepracor or its insurer in the disposition of the Lawsuits.

     8. No Implied Waivers; Rights Cumulative. No failure on the part of Sepracor or BioSepra to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

     9. Force Majeure. Sepracor and BioSepra shall each be excused for any failure or delay in performing any of its respective obligations under this Agreement, other than the obligations of BioSepra to make certain payments to Sepracor pursuant to Section 3 hereof, if such failure or delay is caused by Force Majeure.

     10. Notices. All notices, requests and other communications to Sepracor or BioSepra hereunder shall be in writing (including telecopy or similar electronic transmissions), shall refer specifically to this Agreement and shall be personally

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delivered or sent by telecopy or other electronic facsimile transmission or by registered mail or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below (or to such other address as may be specified in writing to the other party hereto):

                     Sepracor Inc.
                     33 Locke Drive
                     Marlborough, MA  01752

                     Attention:  President
                     ----------

                     BioSepra Inc.
                     140 Locke Drive
                     Marlborough, MA  01752

                     Attention:  President
                     ----------

Any notice or communication given in conformity with this Section 10 shall be deemed to be effective when received by the addressee, if delivered by hand, telecopy or other electronic facsimile transmission, and three (3) days after mailing, if mailed.

     11. Further Assurances. Each of Sepracor and BioSepra agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other party its rights and remedies under, this Agreement.

     12. Successors and Assigns. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, Sepracor, BioSepra, and their respective successors and assigns; provided, however, that neither Sepracor nor BioSepra may assign or otherwise transfer any of its rights and interests, nor delegate any of its respective obligations hereunder, including, without limitation, pursuant to a merger or consolidation, without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld. Any attempt to assign or delegate any portion of this Agreement in violation of this Section 14 shall be null and void. Subject to the foregoing, any reference to Sepracor and BioSepra hereunder shall be deemed to include the successors thereto and assigns thereof.


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     13. Amendments. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure by Sepracor or BioSepra therefrom, shall be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Sepracor and BioSepra, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreements course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Sepracor and BioSepra.

     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

     15. Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, Sepracor and BioSepra hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

     16. Headings. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration interpreting, this Agreement.

     17. Execution in Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

     18. Entire Agreement. This Agreements together with any agreements referenced herein, constitutes, on and as of the date hereof, the entire agreement of Sepracor and BioSepra with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between Sepracor and BioSepra with respect to such subject matter are hereby superseded in their entirety.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal and delivered as of the date first above written.


                                             SEPRACOR INC.


                                             By: /s/ Timothy J. Barberich
                                                 -------------------------------
                                                 Timothy J. Barberich, President



                                             BIOSEPRA INC.


                                             By: /s/ William E. Rich
                                                 -------------------------------
                                                 William E. Rich, President



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                                   SCHEDULE A
                                   ----------
                                    GLOSSARY
                                    --------

     "BioSepra Common Stock" shall mean the common stock, $0.01 par value per share, of BioSepra.

     "BioSepra Field" shall mean the separation of biological molecules (excluding the separation of optically active forms of chiral molecules with a molecular weight of less than 4,000 Daltons); provided, however, that the BioSepra Field shall not include the development, manufacture, use or sale of medical devices for the separation or purification of blood, blood products or blood components.

     "Confidential Information" shall mean all Technology disclosed by Sepracor to BioSepra or by BioSepra to Sepracor pursuant to this Agreement.

     "Force Majeure" shall mean any act of God, any accident, explosion, fire, storm, earthquake, flood, drought, peril of the sea, riot, embargo, war or foreign, federal, state or municipal order of general application seizure, requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment fuel or labor or any other circumstances or event beyond the reasonable control of the party relying upon such circumstance or event.

     "Improvements" shall mean any improvement or enhancement to any Sepracor Technology covered by the Sepracor Patent Rights that is discovered, developed or otherwise acquired by Sepracor prior to the termination date set forth in
Section 3.5.

     "Person" shall mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity.

     "Registration Expenses" shall mean all expenses incurred by BioSepra in complying with Section 4.2 of this Agreement, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of counsel for BioSepra and the fees and expenses of one counsel selected by Sepracor to represent Sepracor, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts and selling commissions.

     "Sepracor Field" shall mean the synthesis or separation of optically active forms of chiral molecules with a molecular weight of less than 4,000 Daltons and the development, manufacture, use or sale of chiral drugs and chiral drug intermediates.

     "Sepracor Patent Rights" shall mean (a) the issued patents and patent applications listed in the Letter Agreement, (b) any patent application constituting an equivalent, counterpart, reissue, extension or continuation (including, without

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limitation, a continuation in part or a division) of any of the foregoing applications, and (c) any patent issued or issuing upon any of the foregoing applications.

     "Sepracor Technology" shall mean all Technology owned or controlled by Sepracor as of the date hereof including, but not limited to, the Sepracor Patent Rights and other rights listed and described in the Letter Agreement, that relates to and is used in researching, developing or manufacturing products in the BioSepra Field. "Owned or controlled" shall include Technology which Sepracor owns, or under which Sepracor is licensed and has the right to grant sublicenses.

     "Technology" shall mean public and nonpublic technical or other information, trade secrets, know-how, processes, formulations, concepts, ideas, preclinical, clinical, pharmacological or other data and testing results, experimental methods, or results, descriptions, business or scientific plans, depictions, customer lists and any other written, printed or electronically stored materials, and any and all other intellectual property, including patents, patent applications, trademarks and trademark applications of any nature whatsoever.

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